UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): June 11, 2025

Hippo Holdings Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-39711	32-0662604
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

One Almaden Blvd., Suite 400
San Jose, California 95113
650 294-8463
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	HIPO	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events
Share Repurchase
On June 11, 2025, Hippo Holdings Inc. (the “Company”) entered into an agreement (the “Share Repurchase Agreement”) with certain entities affiliated with LEN FW Investor, LLC (“Lennar”), whereby the Company agreed to repurchase 514,309 shares (the “Shares”) of its common stock, par value $0.0001 per share (the “Common Stock”), beneficially owned by Lennar in a private transaction at a price per Share of $28.17, for an aggregate purchase price of $14.5 million (the “Lennar Share Repurchase”). The repurchase of the Shares pursuant to the Share Repurchase Agreement will be made under the Company’s existing share repurchase program. As of June 16, 2025, after giving effect to the repurchase of the Shares pursuant to the Share Repurchase Agreement, approximately $18.1 million of authorization remains available under the share repurchase program. The Share Repurchase Agreement contains customary representations, warranties, and covenants of the parties. The transaction is expected to close in the third quarter of 2025.
The Audit, Risk, and Compliance Committee of the Board of Directors of the Company, consisting solely of independent directors not affiliated with Lennar, pursuant to its authority under the Company’s Related Person Transaction Policy, approved the Share Repurchase Agreement.
The foregoing summary does not purport to be a complete summary of and is subject to and is qualified in its entirety by reference to the full text of the Share Repurchase Agreement, a copy of which is filed as Exhibit 99.1 hereto and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits.

Exhibit Number	Exhibit Title or Description
99.1	Share Repurchase Agreement, dated June 11, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: June 16, 2025

HIPPO HOLDINGS, INC.

By:	/s/ GUY ZELTSER
Guy Zeltser
Chief Financial Officer